Exhibit 99.1

Dyax Corp. Announces Second Quarter 2008 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 23, 2008--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the second quarter ended June 30, 2008. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results:

For the quarter ended June 30, 2008, Dyax reported a net loss of $24.9 million or $0.41 per share, as compared to a net loss of $17.9 million or $0.37 per share for the comparable quarter in 2007. For the six months ended June 30, 2008, Dyax reported a net loss of $46.2 million or $0.76 per share, as compared to a net loss of $37.9 million or $0.81 per share for the comparable six month period in 2007. At the end of the second quarter of 2008, Dyax moved to close its Liege, Belgium research facility and recorded a related restructuring charge of approximately $3.8 million. Residual amounts related to the restructuring will be recorded in the third quarter. Additionally, for a portion of the first quarter of 2007, total operating expenses were net of reimbursements from the joint venture with Genzyme for the development of DX-88 for hereditary angioedema (HAE). Following the termination of the joint venture agreement in February 2007, Dyax assumed responsibility for all development expenses related to HAE. In 2007, these expenses were funded in part by $17.0 million in cash acquired in the purchase of the joint venture.

Total revenues for the second quarter ended June 30, 2008 increased to $3.8 million versus $2.6 million for the comparable quarter in 2007. Revenues for the six months ended June 30, 2008 increased to $6.5 million as compared to $5.3 million in the comparable six month period in 2007. The increase in revenues was primarily due to revenue recognized in relation to the Cubist agreement entered into early in the second quarter. Quarterly revenues may fluctuate due to the timing of the clinical activities of our collaborators and licensees.

Research and development expenses for the second quarter increased to $18.0 million as compared to $15.5 million for the comparable period in 2007. For the six months ended June 30, 2008, research and development expenses slightly decreased to $35.1 million as compared to $35.8 million for the comparable period in 2007. This decrease in research and development expenses was primarily due to a decrease of $7.2 million in manufacturing costs related to DX-88, which was partially offset by an increase of $3.6 million in internal expenses to support the advancement of the HAE program and the $2.0 million sublicense expense for DX-2240, as well as increased clinical trial costs for DX-88 CTS.

As of June 30, 2008, Dyax had a total of $67.9 million in cash, cash equivalents, and short-term and long-term investments, exclusive of restricted cash.

Corporate Progress and Guidance

Henry E. Blair, Chairman, President and Chief Executive Officer of Dyax commented, “During the quarter, we announced the most significant development milestone for DX-88’s HAE program to date, the completion of the second Phase 3 trial, EDEMA4. Over the coming months, we look forward to reporting on the next clinical and regulatory milestones of the DX-88 HAE program, including the announcement of EDEMA4 topline data and submission of the last sequence of our rolling BLA.”

“While U.S. commercialization of DX-88 in HAE is our first priority,” remarked Mr. Blair, “we have continued to move forward the global strategy for the multi-indication DX-88 franchise. Advances have included the partnership with Cubist Pharmaceuticals for the development and commercialization of DX-88 in surgical indications in North America and Europe and, most recently, the exclusive negotiations with Dompé Farmaceutici for a European license for angioedema indications.”

Mr. Blair, continued, “In anticipation of Dyax’s first regulatory submission for DX-88 in HAE, we made several strategic decisions during the period to reduce costs and prepare for product commercialization. As part of this expense mitigation plan, we announced the closure of our Belgium research facility, which will contribute approximately $7.0 million in annual costs savings.”

With respect to the Company’s 2008 guidance, Mr. Blair stated, “Following the completion of several strategic deals in the first half of 2008 with sanofi-aventis and Cubist Pharmaceuticals, and the sale of $10 million of our stock to Dompé Farmaceutici in July, we anticipate that our net 2008 cash consumption will be significantly lower than our 2007 amount of $38.3 million. Currently, we have sufficient cash reserves to fund operations well into 2009. We expect to further reduce this cash burn through additional partnerships and collaborations.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date: Wednesday, July 23, 2008

Time: 10:00 a.m. ET

Telephone Access: Domestic callers, dial 866-831-6267

International callers, dial 617-213-8857

Passcode 12675144

Online Access: Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through August 20, 2008 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 25304112. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis in oncology and inflammation. Dyax utilizes its proprietary drug discovery technology, phage display, to identify antibody, small protein and peptide compounds. Dyax, on its own or with its partners, has advanced several product candidates from discovery and lead validation into preclinical and clinical development. The Company’s lead product candidate, DX-88, is a recombinant small protein that is being developed by Dyax for its therapeutic potential for treating hereditary angioedema (HAE). DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S., for the treatment of acute HAE attacks. In April 2008, Dyax licensed to Cubist Pharmaceuticals the intravenous formulation of DX-88 for surgical indications in North America and Europe. In addition to using phage display for its internal pipeline, Dyax leverages this technology broadly into revenue generating licenses and collaborations through its Licensing and Funded Research Program (LFRP). Dyax is headquartered in Cambridge, Massachusetts. For more information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp. These statements include statements regarding Dyax’s future cash resources, its projected use of cash, the progress of the ongoing clinical trials of DX-88, and the prospects for future collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: the timing and results of clinical trials, regulatory review and approval of Dyax’s product candidates, intense competition, including in the areas of DX-88’s planned indications, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products, the uncertainty of negotiations with potential partners and collaborators. Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are registered trademarks of Dyax Corp. EDEMA4 is a service mark for Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands, except share and per share data)

Product development and license fee revenues	$3,831	$2,647	$6,474	$5,277

Operating expenses:
Research and development [1]	17,993	15,522	35,139	35,836
less: Research and development expenses reimbursed
by joint venture	-	-		(7,000)
Equity loss in joint venture	-	-		3,831
Liege restructuring costs	3,755		3,755	-
Impairment of fixed assets	352	-	352	-
General and administrative [2]	5,246	3,489	10,767	7,577
Total operating expenses	27,346	19,011	50,013	40,244

Loss from operations	(23,515)	(16,364)	(43,539)	(34,967)
Other income (expense), net	(1,397)	(1,547)	(2,708)	(2,961)

Net loss	$(24,912)	$(17,911)	$(46,247)	$(37,928)

Basic and diluted net loss per share	$(0.41)	$(0.37)	$(0.76)	$(0.81)

Shares used in computing basic and diluted net loss per share	60,562,606	48,247,303	60,513,439	46,892,690

[1] Includes $343 and $677 of stock-based compensation expense for the three and six months ended June 30, 2007, respectively. Includes $732 and $1,279 of stock-based compensation expense for the three and six months ended June 30, 2008, respectively.
[2] Includes $335 and $606 of stock-based compensation expense for the three and six months ended June 30, 2007, respectively. Includes $473 and $877 of stock-based compensation expense for the three and six months ended June 30, 2008, respectively.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
	2008	2007
	(In thousands)
Cash and cash equivalents	$38,588	$29,356
Short-term investments	25,195	34,055
Long-term investments	4,081	-
Restricted cash	2,908	4,483
Working capital	20,843	53,115
Total assets	84,750	83,615
Stockholders' equity	(14,417)	29,496

CONTACT:
Dyax Corp.
Ivana Magovčević-Liebisch, 617-250-5759
Executive Vice President
of Administration and General Counsel
imagovcevic@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations
njones@dyax.com